EXHIBIT 5


                     RE: REGISTRATION STATEMENT ON FORM S-8
                FLEXSTEEL INDUSTRIES, INC. 1995 STOCK OPTION PLAN

Ladies and Gentlemen:

I have acted as counsel for the Company in connection with the registration statement under the Securities Act of 1933, as amended, of shares of Common Stock (the "Common Stock"), par value $1.00 per share, of the Company to be issued pursuant to the Flexsteel Industries, Inc. 1995 Stock Option Plan (the "Plan").

I have reviewed the Company's Restated Articles of Incorporation, and By-Laws and such other corporate records of the Company and documents and certificates of public officials and others as I have deemed necessary as a basis for the opinion hereinafter expressed.

Based on the foregoing and having regard for such legal considerations as I deem relevant, I am of the opinion that the shares of Common Stock, when issued and delivered in accordance with the terms of the options issued under the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an Exhibit to such Registration Statement.

March 1, 1996                         Very truly yours,

                                      /s/ Irving C. MacDonald
                                      Irving C. MacDonald